EXHIBIT 99.1

QC Holdings, Inc. Reports Fourth Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., Feb. 14, 2013 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported a loss from continuing operations of $1.3 million and revenues of $47.2 million for the quarter ended December 31, 2012. For the year ended December 31, 2012, income from continuing operations totaled $7.9 million and revenues were $180.6 million.

The quarter and year ended December 31, 2012 include a $2.6 million loss ($1.6 million after income taxes) resulting from the company's sale of the majority of its automobile loans receivable, as well as approximately $2.3 million in goodwill and intangible impairment charges related to the company's Canadian online subsidiary and South Carolina branches, respectively.

For the three months and year ended December 31, 2011, income from continuing operations totaled $3.5 million and $11.9 million, respectively, and revenues were $46.7 million and $176.6 million, respectively.

The three months and year ended December 31, 2012 and 2011 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and year ended December 31, 2012 and 2011 are provided below.

** Fourth Quarter **

Revenues improved $493,000, or 1.1%, quarter-to-quarter, primarily due to the inclusion of fees and interest from the company's longer-term, higher-dollar installment products, which were introduced in early 2012.

Branch operating costs, exclusive of loan losses, increased $1.0 million (to $20.9 million) during the three months ended December 31, 2012 versus prior year's fourth quarter. This increase was primarily a result of higher compensation attributable to growth in the company's new installment products, as well as higher collection-related bank costs.

Loan losses increased $1.5 million during the three months ended December 31, 2012, totaling $12.8 million versus $11.3 million in prior year's quarter. The loss ratio increased to 27.2% in fourth quarter 2012 versus 24.1% in fourth quarter 2011. The higher loss ratio is primarily attributable to a lower collection rate in the current quarter versus prior year. For the quarter, collections on returned items declined to 36% from 40%.

QC's branch gross profit in fourth quarter 2012 decreased $2.1 million to $13.4 million versus $15.5 million in fourth quarter 2011, largely due to higher losses as noted above.

Regional and corporate expenses totaled $8.6 million during the three months ended December 31, 2012, down slightly from the $8.7 million in fourth quarter 2011.

Fourth quarter 2012 includes a $2.6 million loss resulting from the sale of the majority of the company's automobile loans receivable. In addition, the company recorded a $2.3 million goodwill and intangible impairment charge related to the company's Canadian online subsidiary and South Carolina branches, respectively.

The company's income taxes during fourth quarter 2012 reflect the non-deductible nature of the impairment charges. With respect to prior year's fourth quarter, the lower-than-normal effective rate reflects provision-to-return adjustments, largely related to state and employment tax credits.

"Our 2012 results did not meet our expectations," commented QC President and Chief Executive Officer Darrin Andersen. "While we experienced an increase in revenues over 2011, our losses and operating expenses increased, resulting in a decline to core earnings. This decline highlights, among other things, the effects associated with managing through legislative, regulatory and ballot referendum challenges, including customer confusion and fatigue, employee distraction and higher costs.

"We are pleased with the customer demand for our longer-term installment products, which grew to over $6 million in receivables by the end of the year despite being offered in less than half of our branches. The tremendous growth opportunity in these products prompted our mid-December automobile loans receivable sale to generate capital for the 2013 nationwide rollout."

** Year Ended December 31 **

The company's revenues increased $4.0 million to $180.6 million during the year ended December 31, 2012 versus $176.6 million in 2011. This increase is attributable to the inclusion of Direct Credit for a full year and growth in the new installment product, partially offset by reduced payday loan volumes year-to-year.

The bulk of the decline in US-based payday revenues is due to lower volume in the state of Missouri compared to prior year, which the company believes was attributable to customer uncertainty regarding the ongoing availability of the payday product given the failed effort by industry opponents to eliminate the product through a ballot referendum. In addition, customer usage restrictions resulting from changes in the payday law in Illinois that became effective in March 2011 negatively affected 2012 revenues.

Branch operating costs, exclusive of loan losses, increased $5.2 million to $84.1 million during the year ended December 31, 2012 versus $78.9 million in prior year. Higher current year costs were largely a result of the inclusion of Direct Credit, as well as an increase in healthcare and collection-related banking costs.

During the year ended December 31, 2012, the company reported loan losses of $40.7 million compared to $35.8 million during the year ended December 31, 2011. The company's loss ratio increased to 22.5% during 2012 versus 20.3% in 2011, primarily due to losses at Direct Credit and a lower collection rate of returned items.

Branch gross profit decreased to $55.8 million for the year ended December 31, 2012 from $61.9 million during the year ended December 31, 2011.

Regional and corporate expenses totaled $33.3 million during the year ended December 31, 2012 compared to $37.6 million in 2011. Full year 2012 includes a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. The year ended December 31, 2011 includes a $2.0 million expense resulting from the settlement of an outstanding legal matter. The remainder of the improvement year-to-year is primarily attributable to lower legal and other professional expenses.

The company reported $3.5 million of other expense for full year 2012 compared to $480,000 in prior year. This change reflects the loss on the sale of automobile loans receivable and the impairment charges as noted in the quarterly discussion above, partially offset by the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's acquisition of Direct Credit in September 2011. Pursuant to generally accepted accounting principles, any changes to the fair value of the contingent consideration liability are recorded through the income statement.

The company's effective income tax rate was 41.5% during 2012 compared to 37.6% in the prior year. The higher tax rate is attributable to the non-deductible nature of the impairment charges.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable March 14, 2013 to stockholders of record as of February 28, 2013.

-BUSINESS OUTLOOK -

"Despite a difficult year from an earnings perspective, we were able to accomplish several key objectives, one of which was defeating an attack on our industry in Missouri by misguided industry opponents," commented QC Chairman Don Early. "In addition, our field personnel continued to impress with their professionalism and commitment to delivering excellent service to our customers in such a challenging environment.

"As we enter 2013, we expect to capitalize on the opportunities available in our various business segments. From a branch perspective, we will foster the momentum generated by the rollout of our longer-term, higher-dollar installment loans. We managed through the post-acquisition transition process with our Canadian online lending subsidiary and look forward to realizing the growth potential inherent in the online platform. After the sale of the majority of the automobile loans receivable, we have reset the automotive group with a sole focus on increasing sales.

"With these various growth initiatives, stabilizing revenue and profit expectations for our core branch network and a strong, flexible balance sheet, QC is positioned to generate improvements in cash flow and shareholder value."

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 466 branches in 23 states at December 31, 2012 (note, however, that the company has 38 branches scheduled to close in the first half of 2013). In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2012, the company advanced nearly $1.0 billion to customers and reported total revenues of $180.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (10) risks associated with owning and managing non-U.S. businesses and (11) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Revenues
Payday loan fees	$ 32,415	$ 30,660	$ 117,706	$ 119,122
Automotive sales, interest and fees	5,414	5,490	23,645	23,718
Installment interest and fees	3,935	6,872	16,413	21,275
Other	4,913	4,148	18,804	16,450
Total revenues	46,677	47,170	176,568	180,565
Operating expenses
Salaries and benefits	8,951	9,511	35,038	38,002
Provision for losses	11,252	12,814	35,782	40,674
Occupancy	4,723	4,691	18,392	18,877
Cost of sales - automotive	2,631	2,678	12,253	11,599
Depreciation and amortization	610	542	2,433	2,195
Other	3,016	3,526	10,810	13,398
Total operating expenses	31,183	33,762	114,708	124,745
Gross profit	15,494	13,408	61,860	55,820

Regional expenses	3,514	3,127	13,413	12,516
Corporate expenses	5,174	5,427	24,151	20,814
Depreciation and amortization	552	461	2,192	1,944
Interest expense	1,037	846	2,566	3,560
Other expense (income), net	(1)	4,926	481	3,498
Income (loss) from continuing operations before income taxes	5,218	(1,379)	19,057	13,488
Provision (benefit) for income taxes	1,674	(32)	7,169	5,597
Income (loss) from continuing operations	3,544	(1,347)	11,888	7,891
Loss from discontinued operations, net of income tax	(475)	(1,594)	(1,720)	(2,518)
Net income (loss)	$ 3,069	$ (2,941)	$ 10,168	$ 5,373

Earnings (loss) per share:
Basic
Continuing operations	$ 0.20	$ (0.08)	$ 0.67	$ 0.44
Discontinued operations	(0.03)	(0.09)	(0.10)	(0.14)
Net income	$ 0.17	$ (0.17)	$ 0.57	$ 0.30

Diluted
Continuing operations	$ 0.20	$ (0.08)	$ 0.67	$ 0.44
Discontinued operations	(0.03)	(0.09)	(0.10)	(0.14)
Net income	$ 0.17	$ (0.17)	$ 0.57	$ 0.30
Weighted average number of common shares outstanding:
Basic	16,999	17,182	17,027	17,169
Diluted	17,178	17,182	17,110	17,226

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The quarter and year ended December 31, 2012 include an additional adjustment to EBITDA for the loss resulting from the sale of the company's automobile loans receivable, as well as for goodwill and intangible impairment charges associated with company subsidiaries. Full year 2012 includes an additional adjustment to EBITDA for the cash settlement of an expiring life insurance policy. The year ended December 31, 2011 includes an additional adjustment to EBITDA for the expense associated with the settlement of the Missouri arbitration proceedings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income (loss) from continuing operations to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012

Income (loss) from continuing operations	$ 3,544	$ (1,347)	$ 11,888	$ 7,891
Provision (benefit) for income taxes	1,674	(32)	7,169	5,597
Depreciation and amortization	1,162	1,003	4,625	4,139
Interest expense	1,037	846	2,566	3,560
Non-cash (gains) losses on property dispositions	(1)	42	481	(1,386)
Non-cash goodwill and intangible impairment charges (a)		2,330		2,330
Loss on sale of automobile loans receivable (b)		2,554		2,554
Stock option and restricted stock expense	503	380	2,178	1,749
Gain on settlement of expiring life insurance policy (c)				(739)
Accrued costs for settlement of legal matter (d)			2,000
Adjusted EBITDA	$ 7,919	$ 5,776	$ 30,907	$ 25,695

(a)  For the quarter and year ended December 31, 2012, adjusted EBITDA excludes the non-cash goodwill and intangible impairment charges associated with the company's Canadian online subsidiary and South Carolina branches, respectively.

(b)  For the quarter and year ended December 31, 2012, adjusted EBITDA excludes the loss on the sale of the majority of the company's automobile loans receivable.

(c)  Adjusted EBITDA for full year 2012 excludes the gain on the cash settlement of an expiring life insurance policy.

(d)  Adjusted EBITDA for full year 2011 excludes the expense recorded in connection with the settlement of an outstanding legal matter.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2011	December 31, 2012
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 17,738	$ 14,124
Restricted cash	2,175	1,076
Loans receivable, less allowance for losses of $6,008 at December 31, 2011 and $7,237 at December 31, 2012	67,357	61,219
Prepaid expenses and other current assets	12,854	10,486
Total current assets	100,124	86,905
Non-current automotive loans receivable, less allowance for losses of $2,100 at December 31, 2011 and $1,027 at December 31, 2012	6,939	2,392
Property and equipment, net	11,761	11,406
Goodwill	23,958	22,463
Intangible assets, net	5,535	3,656
Other assets, net	4,912	4,878
Total assets	$ 153,229	$ 131,700

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 224	$ 2,055
Accrued expenses and other liabilities	14,087	9,379
Deferred revenue	4,953	4,019
Revolving credit facility	14,500	25,000
Current portion of long-term debt	20,490	--
Total current liabilities	54,254	40,453

Non-current liabilities	5,519	5,747

Long-term debt	14,224	3,154
Total liabilities	73,997	49,354

Commitments and contingencies
Stockholders' equity	79,232	82,346
Total liabilities and stockholders' equity	$ 153,229	$ 131,700

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	484	466	523	482
De novo branches opened		2	2	8
Branches scheduled to close		(38)		(38)
Branches closed	(2)	(2)	(43)	(24)
Number of branches, end of period	482	428	482	428

Short-term Lending Branch Data:
Branch revenue	$ 39,044	$ 39,302	$ 149,362	$ 147,039
Percentage change		0.7%		(1.6%)
Branch net revenues	$ 30,178	$ 29,902	$ 119,342	$ 115,191
Percentage change		(0.9%)		(3.5%)

Operating Data – Short-term Loans:
Loan volume	$ 220,417	$ 209,665	$ 799,872	$ 807,869
Average loan (principal plus fee)	377.36	382.79	374.30	380.62
Average fee	56.78	58.43	56.80	57.76

Operating Data – Installment Loans:
Loan volume	$ 7,317	$ 13,589	$ 27,035	$ 41,423
Average loan (principal)	529.31	679.61	517.79	624.34
Average term (days)	179	217	199	199

Operating Data – Automotive Loans:
Loan volume	$ 4,152	$ 3,686	$ 18,412	$ 17,508
Average loan (principal)	9,933	10,072	9,899	10,245
Average term (months)	33	32	33	33
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2012	2011	2012
	Unaudited		Unaudited
Other Revenues:
Credit services fees	$ 2,030	$ 1,836	$ 7,512	$ 7,003
Check cashing fees	809	713	3,698	3,193
Title loan fees	1,459	560	5,214	2,693
Other	615	1,039	2,380	3,561
Total	$ 4,913	$ 4,148	$ 18,804	$ 16,450

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$ 17,390	$ 19,282	$ 64,539	$ 67,718
Recoveries	(6,987)	(7,031)	(29,451)	(28,588)
Adjustment to provision for losses based on evaluation of outstanding receivables	849	563	694	1,544
Total provision for losses	$ 11,252	$ 12,814	$ 35,782	$ 40,674

Provision for losses as a percentage of revenues	24.1%	27.2%	20.3%	22.5%
Provision for losses as a percentage of loan volume (all products)	4.4%	5.2%	3.9%	4.3%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson  (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications